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                                                                    EXHIBIT 99.1

      CTC COMMUNICATIONS GROUP, INC. ANNOUNCES VOLUNTARY CHAPTER 11 FILING


         WALTHAM, MA, October 3, 2002 -- CTC Communications Group, Inc. and its main operating subsidiary, CTC Communications Corporation (the "Company" or "CTC") today announced a voluntary Chapter 11 filing in the United States Bankruptcy Court for the District of Delaware. The filing allows CTC to operate in the normal fashion under court protection while it reorganizes its business and continues discussions with its major creditors and other parties in interest on the terms of a comprehensive restructuring.

         Concurrently with developing a stand-alone plan of reorganization, CTC is continuing its discussions with certain of its existing institutional investors and other parties toward potential investments of new capital or a sale of the Company.

         CTC also announced that it has reached an agreement with its secured lending group to enable CTC to utilize its cash to fund operations during the Chapter 11 case, and CTC believes that it has sufficient cash to pay its obligations throughout the reorganization process. The Company anticipates that it will complete its restructuring and emerge from Chapter 11 as expeditiously as possible, during the first half of 2003.

         The filings by the Company state that, as of July 31, 2002, on a consolidated basis, the Company had assets of approximately $307 million and liabilities of approximately $394 million. The Company's assets consist primarily of its telecommunications networks, including its Cisco Powered IP+ATM packet network (the CTC PowerPath(R) Network), and its telecommunications, data center and web hosting customers. The Company's liabilities of $394 million include primarily borrowings under its $225 million secured revolving credit agreement from a syndicate of banks and other lenders, capital lease obligations of $104 million, and unsecured trade liabilities to telecommunications providers and others.

         CTC's filing was precipitated by the overall deterioration in the telecommunications market, coupled with the inability of competitive telecommunications service providers like CTC to access the financial markets to fund growth and expansion capital.

         "Today's Chapter 11 filing enables CTC to restructure its debt and other financial obligations of the business," commented Michael Katzenstein, recently appointed interim CEO of CTC and a Principal of the restructuring and crisis management firm CXO, L.L.C. "We will continue operating and supporting our

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customers, and have on hand the cash and other resources that we believe will be sufficient to take us through the Chapter 11 process."

         Richard Santagati, Chairman of the Company's Board of Directors, said, "The Chapter 11 reorganization process allows CTC to preserve the value of its business and continue providing first-class service to its customers. We believe we have embarked on a course of action that will benefit our customers, suppliers, creditors, and employees."

         CTC also reported that as part of its comprehensive restructuring process it had this week eliminated over 300 positions throughout the Company and that it had initiated the process of consolidating operations into 14 branches. "These actions make CTC financially stronger and more self-sufficient. They improve CTC's ability to continue to offer its full range of telecommunications services and to provide excellent and responsive service to customers" Katzenstein said.

         In addition to the retention of CXO, the Company has retained the investment banking firm of Miller, Buckfire Lewis & Co., L.L.C. to assist in capital markets activities, and the law firms of Jones, Day, Reavis & Pogue in New York and Young, Conaway, Stargatt & Taylor in Delaware.

ABOUT CTC

CTC is a "next generation" Integrated Communications Carrier utilizing advanced technology and providing its customers with converged voice, data, Internet and video services on a broadband, packet-based network, called the PowerPath(R) Network. The Company serves medium and larger business customers from Virginia to Maine, which includes the most robust telecommunications region in the world--the Washington D.C. to Boston corridor. CTC's Cisco Powered IP+ATM packet network and its top-tier sales and service teams provide contiguous marketing and technology coverage throughout the Northeast and Mid-Atlantic States. The Company, through its dedicated commitment to exceptional customer service, has achieved an industry-leading market share in the Northeast. CTC can be found on the worldwide web at www.ctcnet.com.


SAFE HARBOR STATEMENT

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements including the ability to obtain needed capital, including any required consents of lenders, lessors, and preferred stockholders and any necessary restructuring of indebtedness, the attainment of EBITDA positive, free cash flow and net income positive results, improved margins, network and fiber deployment plans and schedules, revenue growth, resale

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customer movement to the network, network applications and services development and deployment, financial results, operating metrics expectations, reduced operating costs, and the effects of the current economic conditions. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-K and Form 10-Q. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.